TROUTMAN SANDERS LLP
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November 28, 2007

Ophthalmic Imaging Systems
221 Lathrop Way, Suite I
Sacramento, CA 95815

Re: Ophthalmic Imaging Systems

Ladies and Gentlemen:

We have acted as counsel to Ophthalmic Imaging Systems, a California corporation (the "**Company**"), in connection with the Company's filing of a Registration Statement on Form SB-2 (the "**Registration Statement**") with the Securities and Exchange Commission (the "**Commission**") pursuant to the Securities Act of 1933, as amended (the "**Act**"), relating to the registration for resale of an aggregate of 3,056,728 shares of its common stock, no par value (the "**Common Stock**"), by certain purchasers named therein (the "**Purchasers**"). Of the 3,056,728 shares of Common Stock being registered, 2,347,558 shares (the "**Note Shares**") are issuable upon conversion of the Company's 6.5% Convertible Notes due April 30, 2010 (the "**Notes**") and 709,170 shares (the "**Warrant Shares**") are issuable upon the exercise of warrants (the "**Warrants**").

In connection with the foregoing, we have examined and relied upon originals or copies, satisfactory to us, of: (i) the Registration Statement, including the form of prospectus included therein, (ii) a Purchase Agreement, dated October 29, 2007 (the "**Purchase Agreement**"), between the Company and the Purchasers, (iii) the form of Notes, (iv) the form of Warrants, (v) the Company's Articles of Incorporation, as amended, (vi) the Company's Amended and Restated By-laws, (vii) resolutions of the Company's board of directors authorizing the Company to enter into, and consummate, the transactions contemplated by the Purchase Agreement, including the issuance of the Notes and the Warrants to the Purchasers, the issuance of the Note Shares and Warrant Shares and the filing of the Registration Statement, and (viii) such other corporate records, agreements, certificates, documents and instruments as we have deemed necessary for the expression of the opinion herein contained. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies or facsimiles. As to any facts material to such opinion, we have, to the extent that relevant facts were not independently established by us, relied on certificates of public officials and certificates of officers or other representatives of the Company. We have also reviewed such matters of law as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed.

We have also assumed that (i) all shares of Common Stock issued will be issued and sold in compliance with applicable federal and state securities laws, (ii) at the time of any offering or sale of any shares of Common Stock, the Company will have such number of shares of Common Stock authorized or created and available for issuance as may be offered and sold, (iii) there shall be no change in law affecting the validity of any of the shares of Common Stock (between the date hereof and the date of issuance and sale of such shares of Common Stock), and (iv) all parties to agreements involving the issuance or sale of the shares of Common Stock will perform their obligations thereunder in compliance with the terms of such documents.

Based upon and subject to the foregoing, we are of the opinion that (i) the 2,347,558 Note Shares, upon the conversion of the Notes and payment of the conversion price of the Notes by the Purchasers to the Company in accordance with the terms of the Notes and the issuance of the Note Shares by the Company in accordance with the terms of the Notes, will be legally issued, fully paid and non-assessable shares of Common Stock and (ii) the 709,170 Warrant Shares, upon the exercise of the Warrants and the payment of the exercise price of the Warrants by the Purchasers to the Company in accordance with the terms of the Warrants and the issuance of the Warrant Shares by the Company in accordance with the terms of the Warrants, will be legally issued, fully paid and non-assessable shares of Common Stock.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to us under the caption "Interest of Experts and Counsel" in the prospectus constituting part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Commission promulgated pursuant to Section 7 of the Act or Item 509 of Regulation S-B promulgated under the Act.

This opinion letter is rendered as of the date hereof and we disclaim any obligation to advise you of facts, circumstances, events or developments which may be brought to our attention after the effective date of the Registration Statement and which may alter, affect or modify the opinion expressed herein.

Very truly yours,

Troutman Sanders LLP

TROUTMAN SANDERS LLP